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Exhibit 4.3

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST
OF
ZENITH NATIONAL INSURANCE CAPITAL TRUST I

        On June 30, 1998, a Certificate of Trust (the "Certificate of Trust"), forming Zenith National Insurance Capital Trust I (the "Trust") as a business trust under the Delaware Business Trust Act (12 Del. C. section 3801 et. seq.), was filed with the Secretary of State, State of Delaware.

        This Certificate of Amendment constitutes notice of a change in the Regular Trustees of the Trust, namely, that effective August 1, 2006, William J. Owen ceased being a Regular Trustee and Kari L. Van Gundy was appointed to replace him. In all other respects, the Certificate of Trust remains unchanged and is expressly reaffirmed.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of August 1, 2006.

WILMINGTON TRUST COMPANY,			WELLS FARGO BANK, N. A.,
	not in its individual capacity but solely as Delaware Trustee			not in its individual capacity but solely as Property Trustee
By:	/s/ MICHAEL G. OLLER, JR.		By:	/s/ TIMOTHY P. MOWDY
	Name:	Michael G. Oller, Jr.		Name:	Timothy P. Mowdy
	Title:	Senior Financial Services Officer		Title:	Vice President
/s/ STANLEY R. ZAX STANLEY R. ZAX,			/s/ KARI L. VAN GUNDY KARI L. VAN GUNDY,
	not in his individual capacity but solely as Regular Trustee			not in her individual capacity but solely as Regular Trustee
/s/ WILLIAM J. OWEN WILLIAM J. OWEN
not in his individual capacity but solely as withdrawing Regular Trustee

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CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST OF ZENITH NATIONAL INSURANCE CAPITAL TRUST I